Exhibit 10.1

SERIES NMC PREFERRED STOCK REPURCHASE, NOTE
AND SINKING-FUND AGREEMENT

This Series NMC Preferred Stock Repurchase, Note and Sinking-Fund Agreement (this “Agreement”) is entered into as of September 30, 2026 (the “Closing Date”) and shall be effective on such date, by and between MineralRite Corporation, a Texas corporation (“RITE”), and Abstract Concepts 1618 LLC (“Abstract”). RITE and Abstract are each a “Party” and collectively the “Parties.”

RECITALS

WHEREAS, Abstract is the holder of shares of RITE Series NMC $25 Convertible Preferred Stock (“Series NMC Preferred”);

WHEREAS, RITE desires to repurchase 3,919,388 shares of Series NMC Preferred from Abstract at approximately $27.23 per share, for an aggregate repurchase price of $106,724,942.00, which RITE will satisfy by issuance of a promissory note to Abstract, and Abstract desires to sell such shares to RITE on the terms stated herein;

WHEREAS, as part of the same integrated transaction, Abstract intends to apply all of that Note to reacquire the royalty asset held by RITE that was originally transferred by Abstract, to fund on behalf of Commodity Capital Advisors LLC the reacquisition by Commodity Capital Advisors LLC of its royalty asset, to exercise all Series D and Series NMC warrants held by Abstract, and to fund and effect the exercise, on behalf of Commodity Capital Advisors LLC, of the Series D warrants held by Commodity Capital Advisors LLC; and

WHEREAS, the Parties also desire to establish a permanent cap on the total amount payable under the sinking-fund applicable to all Series NMC Preferred now or hereafter held by Abstract, including Series NMC Preferred issued to Abstract upon exercise of Series NMC warrants.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. REPURCHASE OF SERIES NMC PREFERRED

1.1 Repurchase. Abstract hereby sells, assigns, transfers and surrenders to RITE, and RITE hereby repurchases from Abstract, 3,919,388 shares of Series NMC Preferred (the “Repurchased Shares”) at approximately $27.23 per share, for an aggregate repurchase price of $106,724,942.00 (the “Repurchase Price”).

1.2 Status of Repurchased Shares. Effective upon Closing, the Repurchased Shares shall cease to be outstanding and shall have no further voting, conversion, sinking-fund, distribution or other rights. RITE shall cause the Repurchased Shares to be reflected on its books and transfer-agent records in accordance with RITE’s governing documents and applicable law.

1.3 Title. Abstract represents that it owns the Repurchased Shares, has authority to transfer them, and has not created any lien, pledge or security interest upon them.

2. PAYMENT BY PROMISSORY NOTE

At Closing, RITE shall issue to Abstract a non-interest-bearing promissory note in the original principal amount of $106,724,942.00 (the “Note”), substantially in the form executed contemporaneously herewith. The Note may be paid and satisfied by contractual setoff and application against amounts payable by Abstract to RITE, including royalty repurchase prices and warrant exercise prices.

3. SINKING-FUND AMOUNT AND PERMANENT CAP

3.1 Calculation. As between RITE and Abstract, the Parties agree that the five percent (5%) per annum growth of the Series NMC sinking-fund repurchase price has been calculated on a compounding basis, such that the repurchase price at the start of each annual period is increased by five percent (5%) for that period, beginning from the original $25.00 per-share base, subject to the existing $25.40 floor, with proportionate accrual for partial years. The Parties confirm that, as of September 30, 2026, the Series NMC sinking-fund repurchase price is approximately $27.23 per share.

3.2 Covered Shares. This Section applies to every share of Series NMC Preferred now or hereafter owned by Abstract, including the Series NMC Preferred remaining after the Repurchase and all Series NMC Preferred issued to Abstract upon exercise of Series NMC warrants (collectively, the “Covered NMC Shares”).

3.3 Permanent Cap. Notwithstanding anything to the contrary in any prior agreement, instrument, designation, sinking-fund provision or other arrangement applicable to the Covered NMC Shares, the aggregate amount payable by RITE under the sinking fund with respect to all Covered NMC Shares shall in no event exceed $269,049,058.76 (the “Aggregate Cap”). Upon the aggregate sinking-fund value of the Covered NMC Shares reaching the Aggregate Cap, all further accretion with respect to the Covered NMC Shares shall permanently cease.

3.4 Application of Sinking Fund Cap. Following completion of the transactions contemplated by this Agreement and the contemporaneous exercise of the Series NMC warrants, the Parties expect Abstract to hold an aggregate of 9,880,612 shares of Series NMC Preferred Stock. Such amount reflects (i) Abstract’s existing 6,900,000 Series NMC Preferred shares, less the 3,919,388 Series NMC Preferred shares being repurchased by RITE pursuant to this Agreement, leaving 2,980,612 Series NMC Preferred shares, plus (ii) 6,900,000 additional Series NMC Preferred shares to be issued to Abstract upon the contemporaneous exercise of all 6,900,000 Series NMC warrants.

Based upon 9,880,612 Covered NMC Shares, the $269,049,058.76 Aggregate Cap is equivalent to approximately $27.2300 per share. This per-share amount is provided solely for illustrative purposes and shall not constitute a separate or independent cap, floor, guaranteed repurchase price or other limitation. The $269,049,058.76 Aggregate Cap shall control in all cases, regardless of the number of Covered NMC Shares outstanding or held by Abstract or any permitted transferee.

Upon the aggregate sinking-fund value of the Covered NMC Shares reaching $269,049,058.76, the sinking-fund value shall cease to increase, no further accretion shall accrue or be added thereafter, and RITE’s aggregate sinking-fund obligation with respect to all Covered NMC Shares shall not exceed $269,049,058.76.

3.5 Transfers of Covered NMC Shares. Abstract may transfer any of the Covered NMC Shares, provided that any transferee agrees in writing to be bound by the sinking-fund terms and limitations set forth in this Section 3 with respect to the shares transferred. The purpose of this provision is to ensure that a transfer of Covered NMC Shares does not increase, avoid, or otherwise alter the sinking-fund limitations agreed to by RITE and Abstract under this Agreement. Any Covered NMC Shares transferred by Abstract shall therefore remain subject to the same sinking-fund terms and limitations that applied to those shares immediately prior to the transfer.

4. CLOSING; INTEGRATED TRANSACTION

The Repurchase, issuance of the Note, royalty repurchases, warrant exercises, application and satisfaction of the Note, and related issuances are intended to occur as components of one integrated and substantially simultaneous Closing. Each Party shall execute such stock powers, exercise notices, transfer-agent instructions and other ministerial documents reasonably necessary to carry out the transaction.

5. MISCELLANEOUS

5.1 Authority. Each Party represents and warrants that it has full power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby, and that all corporate, company, or other internal actions necessary to authorize its execution, delivery, and performance of this Agreement have been duly taken.

5.2 Entire Agreement. This Agreement, together with the Promissory Note and any other agreements or instruments expressly executed in connection with the transactions contemplated hereby, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous discussions, negotiations, understandings, and agreements between the Parties concerning such subject matter. For the avoidance of doubt, except as expressly modified by this Agreement, nothing herein is intended to supersede or terminate any existing rights or obligations relating to the Series NMC Preferred.

5.3 Amendments and Waivers. This Agreement may be amended, modified, or supplemented only by a written instrument signed by both Parties. No waiver of any provision of this Agreement shall be effective unless made in writing by the Party against whom the waiver is sought to be enforced. A waiver of any provision or breach on one occasion shall not constitute a waiver of that provision or any other provision or breach on any other occasion.

5.4 Further Assurances. Each Party shall execute and deliver such additional documents and instruments and take such additional actions as may be reasonably necessary or appropriate to carry out the transactions contemplated by this Agreement and give effect to its terms.

5.5 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict-of-laws principles. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought exclusively in the state or federal courts located in Dallas County, Texas, and each Party consents to the jurisdiction and venue of such courts.

5.6 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect. To the extent permitted by applicable law, any invalid, illegal, or unenforceable provision shall be construed or modified to the minimum extent necessary to make it valid and enforceable while most closely preserving the Parties’ original intent.

5.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Section 5.7 shall limit or modify the provisions of Section 3 relating to transfers of Covered NMC Shares.

5.8 No Third-Party Beneficiaries. Except as expressly provided in this Agreement with respect to permitted transferees of Covered NMC Shares, nothing in this Agreement is intended to confer upon any person or entity other than the Parties and their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

5.9 Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Signatures transmitted electronically, including by PDF or other electronic means, shall have the same force and effect as original signatures.

5.10 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

5.11 Construction. This Agreement shall be construed according to its fair meaning and not strictly for or against either Party by reason of authorship or preparation. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation,” where appropriate in context.

5.12 Survival. Any provision of this Agreement that by its nature is intended to survive the completion of the transactions contemplated hereby, including the sinking-fund terms and limitations set forth in Section 3, shall survive such completion and remain binding in accordance with its terms.

MINERALRITE CORPORATION By: /s/ James Burgauer Name: James Burgauer Title: President / CEO / CFO	ABSTRACT CONCEPTS 1618 LLC By: /s/ Lloyd B. Hendricks III Name: Lloyd B. Hendricks III Title: Manager